Mail Stop 3561

      							July 13, 2005


Ms. Lauren Farrell
Chief Financial Officer
Ambient Corporation
79 Chapel Street
Newton, MA 02458

	Re:	Ambient Corporation
      Form 10-KSB for Fiscal Year Ended December 31, 2004
		Filed March 31, 2005

		Form 10-QSB for Fiscal Quarter Ended March 31, 2005
		File No. 000-23723

Dear Ms. Farrell:


	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director